June 28, 2006

Trust for Professional Managers
615 East Michigan Street
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated April 26, 2005 regarding the sale of shares of The Appleton Group PLUS Fund, a series of Trust for Professional Managers. In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.